                                          Exhibit 99.1

CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES SECOND QUARTER RESULTS

NEW YORK (July 30, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2013:

•	Operating income for the quarter was $102 million, resulting in a 7.6% operating margin, compared to operating income of $130 million and a 10.2% operating margin in the second quarter of 2012.

•	Pre-tax income of $60 million in the second quarter. This compares to pre-tax income of $86 million in the second quarter of 2012.

•	Net income for the second quarter was $36 million, or $0.11 per diluted share. This compares to JetBlue's second quarter 2012 net income of $52 million, or $0.16 per diluted share.

“Today, we reported our thirteenth consecutive quarter of profitability,” said Dave Barger, JetBlue's President and Chief Executive Officer. “Although second quarter results were negatively impacted by a sluggish economic environment and continued maintenance cost pressures, our crewmembers remained focused on running a safe, reliable airline and delivering excellent service to our customers. We believe we are well positioned to expand margins in the second half of the year as we expect maintenance cost pressures to lessen and unit revenue performance to improve.”

Operational Performance

JetBlue reported record second quarter operating revenues of $1.3 billion. Revenue passenger miles for the second quarter increased 7.3% to 9.12 billion on a capacity increase of 7.8%, resulting in a second quarter load factor of 84.9%, a decrease of 0.4 points year over year.

Yield per passenger mile in the second quarter was 13.40 cents, down 2.8% compared to the second quarter of 2012. Passenger revenue per available seat mile (PRASM) for the second quarter 2013 decreased 3.3% year over year to 11.37 cents and operating revenue per available seat mile (RASM) decreased 3.1% year over year to 12.42 cents. The calendar shift of the Easter and Passover holidays in March this year compared to April last year negatively impacted second quarter year over year PRASM by approximately two points.

“While we are disappointed to report a decline in year over year unit revenue performance during the quarter, we are encouraged by recent revenue trends and the success of our initiatives to attract and retain high-value customers,” said Robin Hayes, JetBlue's Chief Commercial Officer.

Operating expenses for the quarter increased 7.5%, or $86 million, over the prior year period. JetBlue's operating expense per available seat mile (CASM) for the second quarter decreased 0.3% year over year to 11.48 cents. Excluding fuel and profit sharing, CASM increased 3.3% to 7.15 cents.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. During the second quarter JetBlue hedged approximately 17% of its fuel consumption and managed approximately 21% of its fuel consumption using fixed forward price agreements (FFPs), resulting in a realized fuel price of $3.06 per gallon, a 4.8% decrease over second quarter 2012 realized fuel price of $3.22. JetBlue recorded $4 million in losses on fuel hedges that settled during the second quarter. In addition, JetBlue recorded $2 million in non-cash fuel hedging ineffectiveness losses during the quarter, which is included in non-operating income/expense.

JetBlue has managed approximately 44% of its third quarter projected fuel requirements using a combination of FFPs, collars, swaps and call options. Based on the fuel curve as of July 26th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.10 in the third quarter.

Balance Sheet Update
JetBlue ended the second quarter with approximately $867 million in unrestricted cash and short term investments. In addition, JetBlue maintains a $200 million line of credit and a revolving credit facility for up to $350 million.
“We continue to maintain a strong balance sheet with healthy liquidity,” said Mark Powers, JetBlue's Chief Financial Officer. “We expect to continue to use cash from operations to reduce debt, which we believe will help us achieve our return on invested capital goals and generate long-term returns for our shareholders.”
Third Quarter and Full Year Outlook
For the third quarter of 2013, CASM is expected to increase between 1.0% and 3.0% compared to the year-ago period. Excluding fuel and profit sharing, CASM in the third quarter is expected to increase between 3.0% and 5.0% year over year. JetBlue expects roughly half of this year over year increase to be driven by maintenance expense.

CASM for the full year is expected to increase between 0.5% and 2.5% over full year 2012. Excluding fuel and profit sharing, CASM in 2013 is expected to increase between 2.5% and 4.5% year over year.

Capacity is expected to increase between 3.5% and 5.5% in the third quarter and to increase between 5.5% and 7.5% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 30, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles (Long Beach), San Juan and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. TrueBlue, JetBlue's exclusive rewards program for frequent fliers, allows customers to earn points even faster with partner programs, while redeeming awards starts at just 5,000 points and $2.50 taxes/fees for one-way travel, with no black-out dates. JetBlue serves 79 cities with 850 daily flights and plans to launch service to Worcester, Massachusetts, as well as Port-au-Prince, Haiti, and Lima, Peru, subject to receipt of government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, or visit www.jetblue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Regulation G Reconciliation
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.
 CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.
We believe this non-GAAP measure provides a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Percent Change		Six Months Ended June 30,		Percent Change
	2013	2012			2013	2012
OPERATING REVENUES
Passenger	$1,222	$1,171	4.3		$2,408	$2,267	6.2
Other	113	106	6.5		226	213	5.8
Total operating revenues	1,335	1,277	4.5		2,634	2,480	6.2
OPERATING EXPENSES
Aircraft fuel and related taxes	465	450	3.3		932	883	5.6
Salaries, wages and benefits	279	265	5.5		559	520	7.5
Landing fees and other rents	80	72	10.7		150	138	8.4
Depreciation and amortization	71	63	11.7		139	124	11.8
Aircraft rent	33	33	(2.4)		65	66	(2.4)
Sales and marketing	53	54	(0.2)		103	101	2.6
Maintenance materials and repairs	111	85	30.6		225	173	30.2
Other operating expenses	141	125	13.5		300	256	17.2
Total operating expenses	1,233	1,147	7.5		2,473	2,261	9.3
OPERATING INCOME	102	130	(22.0)		161	219	(26.6)
Operating margin	7.6%	10.2%	(2.6)	pts.	6.1%	8.8%	(2.7)	pts.
OTHER INCOME (EXPENSE)
Interest expense	(42)	(44)	(5.4)		(83)	(89)	(7.2)
Capitalized interest	4	2	116.0		7	4	96.6
Interest income and other	(4)	(2)	56.6		(2)	1	(265.8)
Total other income (expense)	(42)	(44)	(7.4)		(78)	(84)	(8.6)
INCOME BEFORE INCOME TAXES	60	86			83	135
Pre-tax margin	4.5%	6.7%	(2.2)	pts.	3.2%	5.4%	(2.2)	pts.
Income tax expense	24	34			33	53
NET INCOME	$36	$52			$50	$82
EARNINGS PER COMMON SHARE:
Basic	$0.13	$0.19			$0.18	$0.29
Diluted	$0.11	$0.16			$0.16	$0.25
Weighted average shares outstanding (thousands):
Basic	280,621	282,494			280,194	281,850
Diluted	342,993	343,786			342,498	343,305

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended June 30,		Percent Change		Six Months Ended June 30,		Percent Change
	2013	2012			2013	2012
Revenue passengers (thousands)	7,753	7,338	5.7		15,053	14,191	6.1
Revenue passenger miles (millions)	9,115	8,497	7.3		17,621	16,405	7.4
Available seat miles (ASMs) (millions)	10,741	9,961	7.8		20,881	19,497	7.1
Load factor	84.9%	85.3%	(0.4)	pts.	84.4%	84.1%	0.3	pts.
Aircraft utilization (hours per day)	12.2	11.8	3.0		12.0	11.7	2.5

Average fare	$157.51	$159.58	(1.3)		$159.95	$159.75	0.1
Yield per passenger mile (cents)	13.40	13.78	(2.8)		13.66	13.82	(1.1)
Passenger revenue per ASM (cents)	11.37	11.76	(3.3)		11.53	11.63	(0.8)
Operating revenue per ASM (cents)	12.42	12.82	(3.1)		12.61	12.72	(0.9)
Operating expense per ASM (cents)	11.48	11.51	(0.3)		11.84	11.60	2.1
Operating expense per ASM, excluding fuel (cents)	7.15	6.99	2.2		7.38	7.07	4.4
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.15	6.92	3.3		7.38	7.03	4.9
Airline operating expense per ASM (cents) (b)	11.36	11.35	—		11.70	11.47	2.0

Departures	70,722	66,067	7.0		137,495	129,613	6.1
Average stage length (miles)	1,088	1,081	0.7		1,090	1,079	1.0
Average number of operating aircraft during period	183.1	172.4	6.2		181.7	171.4	6.0
Average fuel cost per gallon	$3.06	$3.22	(4.8)		$3.17	$3.23	(1.9)
Fuel gallons consumed (millions)	152	140	8.5		294	273	7.6
Full-time equivalent employees at period end (b)					12,743	12,308	3.5

(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.
(b) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	June 30,	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$333	$182
Total investment securities	610	685
Total assets	7,368	7,070
Total debt	2,820	2,851
Stockholders' equity	1,932	1,888

SOURCE: JetBlue Airways Corporation

NON-GAAP FINANCIAL MEASURES (a)
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING
(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	$	per ASM	$	per ASM	$	per ASM	$	per ASM
Total operating expenses	$1,233	11.48	$1,147	11.51	$2,473	11.84	$2,261	11.60
Less: Aircraft fuel and related taxes	465	4.33	450	4.52	932	4.46	883	4.53
Operating expenses, excluding fuel	768	7.15	697	6.99	1,541	7.38	1,378	7.07
Less: Profit sharing	—	—	7	0.07	—	—	7	0.04
Operating expense, excluding fuel & profit sharing	768	7.15	690	6.92	1,541	7.38	1,371	7.03
(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measures.